Exhibit 99.d.3.a

FORM OF EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABERDEEN ASSET MANAGEMENT INC., ABERDEEN FUNDS

AND ABERDEEN ASSET MANAGEMENT ASIA LIMITED

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Funds of the Trust	Subadvisory Fees
Aberdeen China Opportunities Fund	90%
Aberdeen Emerging Markets Fund	45%
Aberdeen Asia Bond Fund	90%
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	90%
Aberdeen Asia-Pacific Smaller Companies Fund	90%
Aberdeen Japanese Equities Fund	90%

*                 As most recently approved at the September 8, 2015 Board Meeting.

[Signature Page to Exhibit A to Subadvisory Agreement among the Trust, AAMI and AAMAL]

TRUST:
ABERDEEN FUNDS

By:
Name:
Title:

ADVISER:
ABERDEEN ASSET MANAGEMENT INC.

By:
Name
Title:

SUB-ADVISER:
ABERDEEN ASSET MANAGEMENT ASIA LIMITED

By:
Name
Title: